Exhibit 99.1

Contact: Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Announces Definitive Agreement to Acquire East Tennessee Personal Care Service

BATON ROUGE, La., March 31, 2017 – Amedisys, Inc. (NASDAQ:AMED), one of the nation’s leading home healthcare, hospice and personal care companies, today announced that it has signed a definitive agreement to acquire East Tennessee Personal Care Service, a personal care provider headquartered in Knoxville, Tennessee.

Under the terms of the agreement, Amedisys will acquire substantially all of the assets of East Tennessee Personal Care Service. The transaction is expected to close on May 1, 2017.

“This transaction is exciting because it enlarges our personal care footprint outside of Massachusetts,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “This allows us to continue to focus on our overall strategy of expanding our capabilities across the home health continuum and in this important market.”

East Tennessee Personal Care Service, founded in 2003, offers personal care, homemaker services, personal support and Licensed Practical Nurses (LPNs) to clients to encourage independent living 24 hours a day and seven days a week. With 212 employees, East Tennessee Personal Care Service has a personal care office in Knoxville, Tennessee, and is the largest provider of personal care services in the Knoxville metro area, serving Knox, Loudon, Blount, Roane, Anderson and Monroe counties. It delivers care to 600 clients per year and generates approximately $5 million in annualized revenues.

“Once this transaction is completed, collectively, the Amedisys Personal Care Division will have 2,700 aides providing care to 15,600 clients annually at home,” stated Mike Trigilio, President of Amedisys’ Personal Care division. “Tennessee is an important market for Amedisys, and this transaction will integrate personal care into our well-established network of home health and hospice centers throughout the state.”

“We are thrilled that we will join the Amedisys family,” said Penny Bandy, Executive Director of East Tennessee Personal Care Service. “We have been committed to the markets we serve for 14 years, and this transaction will ensure that our clients continue to receive the care they have come to expect from the aides they depend on.”

“I am confident the Amedisys family is the right choice for our company and our clients,” said Bill Linam, Business Manager and Co-Owner of East Tennessee Personal Care Service. “I can retire with ease knowing the same traditions, values and commitment to providing consistent, quality care will continue under Amedisys.”

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, our ability to integrate our personal care segment into our business efficiently, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 420 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 385,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

About East Tennessee Personal Care Service:

East Tennessee Personal Care Service is a support service agency fully licensed by the state of Tennessee. With over 14 years’ experience in providing in home care and personal support services to clients and their families, ETPCS is committed to providing quality and affordable non-medical personal caregiver services to adults. ETPCS serves the Knox, Loudon, Blount, Roane, Anderson, and Monroe counties.

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